Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated March 31, 2010, with respect to the consolidated financial statements of interCLICK, Inc. and Subsidiary included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

/s/ J.H. Cohn LLP

Roseland, New Jersey
July 6, 2010